Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Scot Jafroodi Vice President, Chief Financial Officer and Treasurer Insteel Industries Inc. (336) 786-2141

INSTEEL INDUSTRIES REPORTS SECOND QUARTER 2026 RESULTS

MOUNT AIRY, N.C., April 16, 2026 – Insteel Industries Inc. (NYSE: IIIN) (“Insteel” or the “Company”), the largest manufacturer of steel wire reinforcing products for concrete construction applications in the United States, today reported financial results for its second quarter of fiscal 2026, ended March 28, 2026.

Second Quarter 2026 Highlights

●	Net earnings of $5.2 million, or $0.27 per share
●	Net sales of $172.7 million
●	Gross profit of $16.5 million, or 9.6% of net sales
●	Net cash balance of $15.1 million and no debt outstanding as of March 28, 2026
●	Weather-driven volume decline, while market outlook remains positive

Second Quarter 2026 Results

Net earnings for the second quarter of fiscal 2026 decreased to $5.2 million, or $0.27 per share, from $10.2 million, or $0.52 per diluted share, in the same period a year ago. Prior year results included $0.7 million in restructuring charges and acquisition-related costs, which collectively reduced net earnings per share by $0.03. Insteel’s second quarter results were unfavorably impacted by narrower spreads between selling prices and raw material costs, lower shipments and elevated unit manufacturing costs.

Net sales increased 7.5% to $172.7 million from $160.7 million in the prior-year quarter, driven by a 14.2% increase in average selling prices, partially offset by a 5.9% decline in shipments. Higher average selling prices reflect ongoing pricing actions implemented to offset increased raw material and operating costs. The decline in shipments was driven mainly by widespread and prolonged winter weather disruptions across most of our markets, which limited construction activity and constrained operating schedules for both customers and Insteel. Sequentially, shipments grew 6.9% from the first quarter, while average selling prices rose 1.0%. Gross profit decreased to $16.5 million from $24.5 million, and gross margin narrowed to 9.6% from 15.3% in the prior‑year quarter, primarily reflecting reduced spreads, lower shipment volumes and higher operating costs driven in part by weather‑related operational inefficiencies.

Operating activities provided $4.8 million of cash while using $3.3 million in the prior year quarter, primarily due to the relative changes in net working capital and the decrease in net earnings. Net working capital used $1.4 million in the current quarter, driven by an increase in accounts receivable partially offset by a reduction in inventories, compared to $21.9 million in the prior year quarter.

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1373 BOGGS DRIVE, MOUNT AIRY, NC 27030/PHONE: (336) 786-2141/FAX: (336) 786-2144

WWW.INSTEEL.COM

Six Month 2026 Results

Net earnings for the first six months of fiscal 2026 increased to $12.8 million, or $0.65 per diluted share, from $11.3 million, or $0.58 per share, in the same period a year ago. Earnings for the prior year period included $1.7 million in restructuring charges and acquisition-related costs, which collectively reduced net earnings per share by $0.07.

Net sales increased to $332.6 million from $290.4 million for the prior year period, driven by a 16.2% rise in average selling prices partially offset by a 1.5% decrease in shipments. Gross profit increased to $34.6 million from $34.1 million in the same period a year ago, while gross margin narrowed to 10.4% from 11.7% due primarily to higher operating costs.

Operating activities provided $4.4 million of cash compared with $15.7 million in the prior year period, primarily due to the relative changes in net working capital. Net working capital used $18.0 million of cash in the current year period to fund an increase in inventories, compared to $9.6 million in the prior year period.

Capital Allocation and Liquidity

Capital expenditures for the first six months of fiscal 2026 increased to $5.9 million from $4.9 million in the comparable prior year period. Capital outlays for fiscal 2026 are expected to total up to approximately $20.0 million, primarily directed toward cost and productivity improvement initiatives, investments in the growth of our engineered structural mesh (“ESM”) business, and routine maintenance requirements.

Insteel ended the quarter with $15.1 million of cash and no borrowings outstanding on its $100.0 million revolving credit facility.

Outlook

“Winter weather affected most of our facilities and geographies during the quarter, limiting shipments as construction activity slowed and the supply chain experienced operational disruptions,” commented H.O. Woltz III, Insteel’s President and CEO. “Additionally, certain projects that had initially scheduled deliveries in Q2 were delayed until later in our fiscal year, unrelated to weather conditions. I should emphasize that these are delays rather than cancellations. We view these events as temporary and not indicative of underlying demand, which we continue to believe is healthy. If our assumption is correct, shipment levels should strengthen, supported by continued momentum in nonresidential construction markets, the typical seasonal pickup in activity, and the carryover of weather‑delayed projects. We are optimistic about demand in our markets, and believe we are well‑positioned to benefit as activity levels increase.”

Mr. Woltz added, “Beyond the near‑term effects of winter weather, broader market forces continue to shape our operating environment, particularly those tied to raw material availability and pricing, evolving U.S. trade policy, and ongoing geopolitical tension in the Middle East. Domestic hot‑rolled wire rod prices remain far above global levels, practically eliminating the intended impact of the Section 232 derivative product initiative pursued by the Administration in 2025. Even so, we are comfortable with our market position that includes minimal direct import competition but we remain concerned by the disconnect between U.S. pricing for hot-rolled steel relative to the world market level. Inflationary conditions continue to adversely affect our cost profile as we have experienced increased tariff costs, significant increases in energy costs, and recently, sharply escalating freight costs. As we move forward, we will remain focused on disciplined pricing, operational efficiency, and maintaining strong relationships with our customers, which we believe positions us to navigate these market conditions effectively.”

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Conference Call

Insteel will hold a conference call at 10:00 a.m. ET today to discuss its second quarter financial results. A live webcast of this call can be accessed on Insteel’s website at https://investor.insteel.com and will be archived for replay.

About Insteel

Insteel is the nation’s largest manufacturer of steel wire reinforcing products for concrete construction applications. Insteel manufactures and markets prestressed concrete strand and welded wire reinforcement, including ESM, concrete pipe reinforcement and standard welded wire reinforcement. Insteel’s products are sold primarily to manufacturers of concrete products and concrete contractors for use, primarily, in nonresidential construction applications. Headquartered in Mount Airy, North Carolina, Insteel operates 11 manufacturing facilities located in the United States.

Cautionary Note Regarding Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. When used in this news release, the words “believes,” “anticipates,” “expects,” “estimates,” “appears,” “plans,” “intends,” “may,” “should,” “could” and similar expressions are intended to identify forward-looking statements. Although we believe that our plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, they are subject to several risks and uncertainties, and we can provide no assurances that such plans, intentions or expectations will be implemented or achieved. Many of these risks and uncertainties are discussed in detail in our Annual Report on Form 10-K for the year ended September 27, 2025 and may be updated from time to time in our other filings with the U.S. Securities and Exchange Commission (the “SEC”).

All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. All forward-looking statements speak only to the respective dates on which such statements are made, and we do not undertake any obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events, except as may be required by law.

It is not possible to anticipate and list all risks and uncertainties that may affect our business, future operations or financial performance; however, they include, but are not limited to, the following: general economic and competitive conditions in the markets in which we operate, including uncertainty over global trade policies and the financial impact of related tariffs and retaliatory tariffs; geopolitical conflicts that may increase our costs and disrupt our supply chain; changes in the spending levels for nonresidential and residential construction and the impact on demand for our products; changes in the amount and duration of transportation funding provided by federal, state and local governments and the impact on spending for infrastructure construction and demand for our products; the cyclical nature of the steel and building material industries; credit market conditions and the relative availability of financing for us, our customers and the construction industry as a whole; the impact of rising interest rates on the cost of financing for our customers; fluctuations in the cost and availability of our primary raw material, hot-rolled carbon steel wire rod, from domestic and foreign suppliers; competitive pricing pressures and our ability to raise selling prices in order to recover increases in raw material or operating costs; changes in United States or foreign trade policy affecting imports or exports of steel wire rod or our products; unanticipated changes in customer demand, order patterns and inventory levels; the impact of fluctuations in demand and capacity utilization levels on our unit manufacturing costs; our ability to further develop the market for ESM and expand our shipments of ESM; legal, environmental, economic or regulatory developments that significantly impact our business or operating costs; unanticipated plant outages, equipment failures or labor difficulties; the impact of cybersecurity breaches and data leaks: and the “Risk Factors” discussed in our Annual Report on Form 10-K for the year ended September 27, 2025, and in other filings made by us with the SEC.

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INSTEEL INDUSTRIES INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands except for per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	March 28,	March 29,	March 28,	March 29,
	2026	2025	2026	2025

Net sales	$172,653	$160,656	$332,577	$290,376
Cost of sales	156,160	136,127	298,024	256,318
Gross profit	16,493	24,529	34,553	34,058
Selling, general and administrative expense	9,712	10,800	18,472	18,687
Restructuring charges, net	-	662	51	1,358
Acquisition costs	-	27	-	298
Other expense, net	18	18	7	4
Interest expense	23	13	36	26
Interest income	(61)	(316)	(431)	(1,102)
Earnings before income taxes	6,801	13,325	16,418	14,787
Income taxes	1,584	3,095	3,608	3,476
Net earnings	$5,217	$10,230	$12,810	$11,311

Net earnings per share:
Basic	$0.27	$0.53	$0.66	$0.58
Diluted	0.27	0.52	0.65	0.58

Weighted average shares outstanding:
Basic	19,482	19,482	19,477	19,490
Diluted	19,566	19,529	19,559	19,539

Cash dividends declared per share	$0.03	$0.03	$1.06	$1.06

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INSTEEL INDUSTRIES INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)

	(Unaudited)			(Unaudited)
	March 28,	December 27,	September 27,	March 29,
	2026	2025	2025	2025
Assets
Current assets:
Cash and cash equivalents	$15,088	$15,589	$38,630	$28,424
Accounts receivable, net	81,386	64,601	78,719	79,792
Inventories	158,980	172,287	137,776	96,033
Other current assets	8,080	5,742	6,822	6,536
Total current assets	263,534	258,219	261,947	210,785
Property, plant and equipment, net	126,199	126,327	128,691	133,944
Intangibles, net	15,745	16,138	16,553	17,514
Goodwill	37,755	37,755	37,755	37,755
Other assets	17,254	17,694	17,704	21,862
Total assets	$460,487	$456,133	$462,650	$421,860

Liabilities and shareholders' equity
Current liabilities:
Accounts payable	$62,185	$57,299	$48,173	$42,998
Accrued expenses	8,815	14,897	17,836	11,427
Total current liabilities	71,000	72,196	66,009	54,425
Other liabilities	24,971	25,094	25,109	26,022
Commitments and contingencies
Shareholders' equity:
Common stock	19,433	19,396	19,420	19,412
Additional paid-in capital	90,735	89,733	89,402	87,959
Retained earnings	254,384	249,750	262,746	234,650
Accumulated other comprehensive loss	(36)	(36)	(36)	(608)
Total shareholders' equity	364,516	358,843	371,532	341,413
Total liabilities and shareholders' equity	$460,487	$456,133	$462,650	$421,860

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INSTEEL INDUSTRIES INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	March 28,	March 29,	March 28,	March 29,
	2026	2025	2026	2025
Cash Flows From Operating Activities:
Net earnings	$5,217	$10,230	$12,810	$11,311
Adjustments to reconcile net earnings to net cash provided by (used for) operating activities:
Depreciation and amortization	4,407	4,603	8,960	9,032
Amortization of capitalized financing costs	13	13	26	26
Stock-based compensation expense	1,317	1,343	1,758	1,688
Deferred income taxes	124	(770)	272	7
Asset impairment charges	-	320	-	593
Loss on sale and disposition of property, plant and equipment	32	31	52	34
Increase in cash surrender value of life insurance policies over premiums paid	-	-	(15)	-
Net changes in assets and liabilities (net of assets and liabilities acquired):
Accounts receivable, net	(16,785)	(30,350)	(2,667)	(21,484)
Inventories	13,307	2,637	(21,204)	5,277
Accounts payable and accrued expenses	2,115	5,823	5,886	6,577
Other changes	(4,910)	2,802	(1,508)	2,604
Total adjustments	(380)	(13,548)	(8,440)	4,354
Net cash provided by (used for) operating activities	4,837	(3,318)	4,370	15,665

Cash Flows From Investing Activities:
Acquisition of businesses	-	-	-	(71,456)
Capital expenditures	(4,400)	(2,226)	(5,894)	(4,893)
Increase in cash surrender value of life insurance policies	(77)	(240)	(437)	(56)
Proceeds from sale of property, plant and equipment	-	37	-	37
Proceeds from surrender of life insurance policies	-	30	3	30
Net cash used for investing activities	(4,477)	(2,399)	(6,328)	(76,338)

Cash Flows From Financing Activities:
Proceeds from long-term debt	18,250	66	18,317	135
Principal payments on long-term debt	(18,250)	(66)	(18,317)	(135)
Cash dividends paid	(583)	(582)	(20,561)	(20,596)
Payment of employee tax withholdings related to net share transactions	(278)	(103)	(278)	(103)
Repurchases of common stock	-	(1,125)	(745)	(1,742)
Net cash used for financing activities	(861)	(1,810)	(21,584)	(22,441)

Net decrease in cash and cash equivalents	(501)	(7,527)	(23,542)	(83,114)
Cash and cash equivalents at beginning of period	15,589	35,951	38,630	111,538
Cash and cash equivalents at end of period	$15,088	$28,424	$15,088	$28,424

Supplemental Disclosures of Cash Flow Information:
Cash paid during the period for:
Interest	$11	$-	$11	$-
Income taxes, net	6,583	237	6,650	277
Non-cash investing and financing activities:
Purchases of property, plant and equipment in accounts payable	1,367	1,618	1,367	1,618
Restricted stock units and stock options surrendered for withholding taxes payable	278	103	278	103
Accrued liability related to holdback for business acquired	-	657	-	657

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